SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.__)*

Jason Industries, Inc.
(formerly Quinpario Acquisition Corp.)
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

471172106
(CUSIP Number)

June 30, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 15 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 471172106	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,312 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,312 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,312 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 471172106	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 109,687 shares of Common Stock 280,795 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 109,687 shares of Common Stock 280,795 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 109,687 shares of Common Stock 280,795 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.57%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 471172106	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 247,009 shares of Common Stock 603,142 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 247,009 shares of Common Stock 603,142 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 247,009 shares of Common Stock 603,142 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.37%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 471172106	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 244,004 shares of Common Stock 566,367 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 244,004 shares of Common Stock 566,367 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 244,004 shares of Common Stock 566,367 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.22%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 471172106	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Capital Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.89%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 471172106	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 600,7000 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.89%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 471172106	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON Stephen M. Dowicz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,700 shares of Common Stock 1,456,616 shares of Common Stock issuable upon exercise of Warrants
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.89%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 471172106	13G	Page 9 of 15 Pages

Item 1(a).	NAME OF ISSUER

Jason Industries, Inc. (formerly Quinpario Acquisition Corp.) (the "Issuer")

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

411 East Wisconsin Avenue, Suite 2100, Milwaukee, WI 53202

Item 2(a).	NAME OF PERSON FILING

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

	(i)	M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM (as defined below) is responsible for the voting and investment decisions of CO;

	(ii)	Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP;

	(iii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

	(iv)	Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL"). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL;

	(v)	Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of CO, DKP, DKIP, and DKIL ("DKCM"). DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell and Patrick W. Dennis and Gabriel T. Schwartz; and

	(vi)	Messrs. Thomas L. Kempner, Jr., and Stephen M. Dowicz through DKCM, are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP and DKIL reported herein.

CUSIP No. 471172106	13G	Page 10 of 15 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP

	(i)	CO – a New York limited partnership

	(ii)	DKP – a New York limited partnership

	(iii)	DKIP – a Delaware limited partnership

	(iv)	DKIL – a British Virgin Islands corporation

	(v)	DKCM – a Delaware limited partnership

	(vi)	Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.0001 per share (the "Common Stock")

Item 2(e).	CUSIP NUMBER

471172106

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

CUSIP No. 471172106	13G	Page 11 of 15 Pages

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ___________________________________________

Item 4.	OWNERSHIP

The percentages used in this Schedule 13G are calculated based upon 24,608,333 shares of Common Stock reported to be outstanding as of June 16, 2014 in the Issuer's Amendment No. 3 to Schedule TO, filed on June 18, 2014 and assumes the exercise of the reported Warrants.

	A.	CO
		(a)	Amount beneficially owned: 6,312 shares of Common Stock issuable upon exercise of Warrants

		(b)	Percent of class: 0.03%

		(c)	Number of shares as to which such person has:
			(i)	sole power to vote or to direct the vote: 0
			(ii)	shared power to vote or to direct the vote: 6,312 shares of Common Stock issuable upon exercise of Warrants
			(iii)	sole power to dispose or to direct the disposition: 0
			(iv)	shared power to dispose or to direct the disposition: 6,312 shares of Common Stock issuable upon exercise of Warrants

	B.	DKP
		(a)	Amount beneficially owned: 109,687 shares of Common Stock and 280,795 shares of Common Stock issuable upon exercise of Warrants

		(b)	Percent of class: 1.57%

		(c)	Number of shares as to which such person has:
			(i)	sole power to vote or to direct the vote: 0
			(ii)	shared power to vote or to direct the vote: 109,687 shares of Common Stock and 280,795 shares of Common Stock issuable upon exercise of Warrants
			(iii)	sole power to dispose or to direct the disposition: 0
			(iv)	shared power to dispose or to direct the disposition: 109,687 shares of Common Stock and 280,795 shares of Common Stock issuable upon exercise of Warrants

	C.	DKIP
		(a)	Amount beneficially owned: 247,009 shares of Common Stock and 603,142 shares of Common Stock issuable upon exercise of Warrants

		(b)	Percent of class: 3.37%

		(c)	Number of shares as to which such person has:
			(i)	sole power to vote or to direct the vote: 0

CUSIP No. 471172106	13G	Page 12 of 15 Pages

		(ii)	shared power to vote or to direct the vote: 247,009 shares of Common Stock and 603,142 shares of Common Stock issuable upon exercise of Warrants
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: 247,009 shares of Common Stock and 603,142 shares of Common Stock issuable upon exercise of Warrants

D.	DKIL
	(a)	Amount beneficially owned: 244,004 shares of Common Stock and 566,367 shares of Common Stock issuable upon exercise of Warrants

	(b)	Percent of class: 3.22%

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 244,004 shares of Common Stock and 566,367 shares of Common Stock issuable upon exercise of Warrants
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: 244,004 shares of Common Stock and 566,367 shares of Common Stock issuable upon exercise of Warrants

E.	DKCM
	(a)	Amount beneficially owned: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

	(b)	Percent of class: 7.89%

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

F.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

	(b)	Percent of class: 7.89%

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants
		(iii)	sole power to dispose or to direct the disposition: 0

CUSIP No. 471172106	13G	Page 13 of 15 Pages

		(iv)	shared power to dispose or to direct the disposition: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

G.	Stephen M. Dowicz
	(a)	Amount beneficially owned: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

	(b)	Percent of class: 7.89%

	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 471172106	13G	Page 14 of 15 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: July 8, 2014

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

davidson kempner international, ltd.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner CAPITAL MANAGEMENT LP

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
THOMAS L. KEMPNER, JR.

/s/ Stephen M. Dowicz
STEPHEN M. DOWICZ

CUSIP No. 471172106	13G	Page 15 of 15 Pages

 EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: July 8, 2014

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

davidson kempner international, ltd.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner CAPITAL MANAGEMENT LP

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
THOMAS L. KEMPNER, JR.

/s/ Stephen M. Dowicz
STEPHEN M. DOWICZ